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                                                                    EXHIBIT 11.1

                EMPRESAS ICA SOCIEDAD CONTROLADORA, S.A. DE C.V.
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

      The Code of Business Conduct and Ethics (the "Code") is a guide to ethical and honest decision-making and is applicable to all supervisory and management personnel (the "Officers") of Empresas ICA Sociedad Controladora, S.A. de C.V. and its subsidiaries (the "Company").

      The Officers of the Company are committed to uncompromising integrity in all that they do and how they relate to each other and to persons outside the Company. While the standards in the Code are mainly based on the Ley de Mercado de Valores (the "Securities Market Law"), the bylaws of the Convention of the Organization for Economic Cooperation and Development (OECD) and the Sarbanes-Oxley Act of 2002, in some cases they go beyond legal obligations. In this respect, the Code reflects the values that define the Company and the principle that the Company must strive to avoid any circumstances that may give rise to even an appearance of impropriety. The standards in this Code may be further explained or implemented through policy memoranda or other compliance manuals, including those relating to specific areas of the Company's business. This Code is available on our intranet and at the General Counsel's and Human Resources' offices.

      Each Officer is personally responsible for making sure that the Company's business decisions and actions comply at all times with the letter and spirit of this Code. Given the pace of changes of our industry, no set of standards should be considered the final word in all circumstances. Whenever any doubt arises about the application of any legal standard or where a

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situation is not addressed herein that presents an ethical issue, guidance should be sought from the Office of the General Counsel. In addition, each Officer has a duty to report behavior on the part of others that appears to violate this Code or any other compliance policy or procedure of the Company.

      All supervisory and management personnel including the Officers and members of the Board of Directors have a responsibility to lead according to the standards in this Code, in both words and action. Our supervisory and management personnel are expected to adhere to and promote our "open door" policy. This means that they are available to anyone with ethical concerns, questions or complaints. Concerns, questions or complaints may also be posed to any member of the Board of Directors, whether an Officer or an independent director. All concerns, questions and complaints will be handled promptly, confidentially and professionally. No retaliation will be taken against any employee for raising any concern, question or complaint in good faith.

      The following standards of conduct shall apply to all Officers. Any person who violates the following standards of conduct will be subject to prompt disciplinary action, which may include dismissal for cause.

ETHICAL STANDARDS OF BUSINESS CONDUCT

COMPLIANCE WITH THE LAW

      It is the Company's policy to be recognized as an entity that abides by and honors the law. Wherever the Company does business, the Company's Officers are required to comply with all applicable laws, rules and regulations. Officers are also responsible for the fulfillment of

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agreements, copyright concessions, licenses, patents, confidentiality agreements and any other contractual obligation undertaken. The standards in this Code shall be interpreted in light of the law and practices of the countries where the Company conducts business, as well as good common sense. There is no excuse for the violation of this Code; the reasons "because everybody does it" or "it's not illegal" are not acceptable.

CONFLICTS OF INTEREST

      The Company recognizes and respects the rights of Officers to engage in activities that are private in nature and do not in any way conflict with the interests of the Company or reflect poorly on the Company. No Officer may engage in any activity or establish any relationship that might be construed as a conflict of interest or might reflect negatively on the Officer's loyalty to the Company.

      A conflict of interest occurs whenever personal interests interfere with any of the Company's interests.

      In order for the Company to carry out its business effectively, it must be assured of its Officers' loyalty. Hence, Officers must refrain from entering into relationships that might impair their judgment as to what is best for the Company. Even relationships that give the appearance of a conflict of interest should be avoided. These standards cannot be avoided by acting through a third party outside of the Company.

      There are many different ways in which conflicts of interest arise. For example, personal financial interests, obligations to another company or governmental entity or the desire to help a

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third party are all factors that might divide an Officer's loyalties. For clarification, below are set out the Company's policies about several common types of conflict of interest.

      Any Officer who believes it is not possible to avoid a conflict of interest in a particular situation, must disclose in writing the whole circumstances surrounding the case and make it known to his or her boss, who shall in turn submit it to the Office of the General Counsel, and whenever necessary, the General Counsel shall submit it to the Audit Committee.

      CONFLICTS OF INTEREST ARISING FROM PROFESSIONAL RELATIONSHIPS WITH THIRD PARTIES

            The Company's Officers may not work for or receive compensation for services provided to any client, distributor or supplier of the Company. In addition, they may not serve on the board of directors of another company or of a governmental agency without the advance approval of the Company's General Counsel. Many of these situations are likely to present conflicts of interest. Even where approval is granted, the Officers must take appropriate steps to separate Company and non-Company activities. The Office of the General Counsel will assist in determining what steps are appropriate.

      CONFLICTS OF INTEREST ARISING FROM INVESTMENTS

            Officers may not invest in any competitor, client, distributor or supplier of the Company, other than normal stock and bond transactions of publicly traded companies, and may not speculate or deal in materials, equipment, supplies, property or services purchased by the Company. In addition, Officers may not invest in any competitor, client, distributor or supplier if these investments would influence, or appear to influence, their actions on behalf of the Company. If there is any doubt about how an investment

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      might be perceived, it should be discussed in advance with the Office of the General Counsel.

      CONFLICTS OF INTEREST ARISING FROM THE USE OF THE COMPANY'S TIME AND ASSETS FOR PERSONAL BENEFIT

            Officers may not perform non-Company work or solicit that work on the Company's premises or while working on the Company's time, including any paid leave granted by the Company. The use of Company assets (including equipment, materials, resources or proprietary information) is prohibited for any outside work or personal benefit.

      CONFLICTS OF INTEREST ARISING FROM LOANS GRANTED TO EMPLOYEES

            Loans to and guarantees of obligations of Officers and incurred for personal reasons can also present conflicts of interest. Such loans are prohibited by law in the case of the Company's directors and executive officers. It is the Company's policy that such loans will generally not be made to other employees.

      CONFLICTS OF INTEREST ARISING FROM ACCEPTANCE OF GIFTS AND COURTESIES

            The acceptance of gifts and courtesies by Officers or members of their family may present a conflict of interest. While gifts of nominal value not to exceed 25 times the minimum wage in Mexico City are allowed, employees and their family members are prohibited from accepting anything that might reasonably be deemed to affect their judgment or that is accompanied by any express or implied understanding that the recipient is in any way obligated to do something in exchange for the gift. Accordingly,

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      Officers may accept courtesies, but only insofar as it is reasonable in the context of the business at hand and facilitates the Company's interests. Officers are strictly prohibited from soliciting gifts, gratuities or business courtesies for the benefit of any family member, friend or third party.

      CONFLICTS OF INTEREST ARISING FROM FAMILY MEMBERS AND CLOSE PERSONAL RELATIONSHIPS

            The Company's standards of conduct are not intended to intrude on Officers' personal lives. Situations may arise, however, where relationships with family members and friends create conflicts of interest. Officers are prohibited from being in the position of directly supervising, reviewing or having a substantial influence on the job evaluation or salary of their close relatives. Officers who have family members or friends that work for businesses seeking to provide goods or services to the Company may not use their personal influence inappropriately to affect negotiations. Officers who have relatives or friends that work for competitors shall not provide any information about the Company nor receive and dissipate information about the competitor within the Company.

      CONFLICTS OF INTEREST ARISING FROM PUBLIC SERVICE ACTIVITIES

            We encourage Officers to be active in the political and civic life of their communities, including charitable or educational activities. When doing so and making any public communication, they should clarify that their views are theirs individually and are not being expressed as an employee of the Company. Participation in or service to the community may create situations in which a conflict of interest with the Company could arise. This could occur, for example, where the community is engaged in a negotiation with the Company for goods or services or with respect to some other matter.

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      The Officer may be required to abstain from any decision where these circumstances exist, depending on the Officer's position within the Company and other factors. Before participating in such a decision, the Officer should seek advice from Representatives of the community and the Company's General Counsel. If the Officer does abstain, the Officer should make it clear that his or her action is to avoid a potential conflict of interest or the appearance of one. An Officer may not engage in any type of solicitation or distribution activities not relating to the business of the Company on Company premises without the approval of his is or her boss.

            An Officer may not make any political contribution as a representative of the Company. Officers must also avoid lobbying activities or even the appearance of lobbying any governmental body or public official for personal gain or a third party's benefit as a representative of the Company.

      CORPORATE OPPORTUNITIES

            Officers may not appropriate to themselves, or to any other person or organization, the benefit of any business venture, opportunity or potential opportunity that they learn about in the course of their employment and that is in the Company's line of business without first obtaining the Company's consent. It is never permissible for any employee to compete against the Company, either directly or indirectly. Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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      ABUSE OF PRIVILEGED INFORMATION

            In the course of their duties, Officers may be exposed to information about the Company or other companies that is not available to the general public. The use of such non-public information for securities trading purposes is strictly forbidden, whether by such Officer or any of his or her family members or any other person to whom such Officer may have provided the information. It is not only unethical, but also illegal and could expose the Officer to civil and criminal penalties.

            Applicable laws prohibit anyone who possesses "material" non-public information about a company to trade its stock or other securities. "Material" information is usually defined as any information that might influence a reasonable investor to buy, sell or hold stock. Common examples include financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant product developments and major changes in business direction. Applicable laws also prohibit anyone who possesses material, non-public information from using it to tip anyone else who might trade on it.

            Violation of the stock exchange regulations may result in civil and criminal penalties, including fines or jail sentences. Officers who are uncertain about the legal rules governing purchases and sales of securities should consult the Company's General Counsel before trading. Any Officer who engages in insider trading will be subject to immediate termination.

      CONFIDENTIAL AND PROPRIETARY INFORMATION INCLUDING PATENTS

            Information is a valuable corporate asset. All Officers have a duty to safeguard confidential and proprietary information about the Company and information that our suppliers

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      and clients have entrusted to us. Generally speaking, confidential and proprietary information is information that has not been disclosed to the general public or that gives our business an advantage over our competitors or could expose us to harm or liability if released prematurely or inappropriately. Common examples include formulas, patents, registered trademarks and trade secrets, technology and exclusive processes, construction processes and alternative processes, as well as financial information, corporate strategy and information about relationships with our clients and suppliers. Any Officer who is unsure about whether information should be treated as confidential or proprietary must consult with his or her boss or the Company's General Counsel.

            All Officers must remain conscious at all times of their duty to protect confidential and proprietary information. In no event may Officers discuss or post any confidential or proprietary information in public places. Officers may not disclose confidential or proprietary information to third parties without the express consent of the General Counsel, unless this is otherwise legally required.

            The duty to preserve the Company's confidential and proprietary information is not limited to the Officers' period of employment, but continues even after they have left the Company.

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FAIR TREATMENT

      The Company is committed to treating fairly and honestly its clients, suppliers, competitors and employees.

      FAIR TREATMENT OF OUR CLIENTS

            Doing business in an honest and fair manner with our clients means that we must earn their business based on the quality of our services and our ability to fulfill our commitments. Where our services are required to meet client specifications, Officers are prohibited from using false data or manipulating data in such a way as to suggest compliance with these specifications when it has not been achieved. In addition, it is against the Company's policy to refuse to deal with clients because they are also procuring services from our competitors (failure to adhere to this policy could also constitute a violation of antitrust laws). Officers responsible for client invoicing are required to reflect accurately on invoices the cost of services or products purchased and all other terms.

            Officers may not offer clients any benefit, reward or premium that violate applicable law or our business practices or policies. When doing business, it is permitted to engage in reasonable marketing and advertising of the Company, including traditional promotional events, provided however they do not infringe upon any law or regulation nor expose the Company to any contingency.

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      FAIR TREATMENT OF OUR SUPPLIERS

            Doing business in an honest and fair manner with our suppliers means that Officers responsible for buying or leasing materials and services on behalf of the Company must do so objectively. Suppliers shall be selected on the basis of price, quality and desirability of their goods and services. Officers must not accept or seek out any benefit from a supplier or potential supplier that would even appear to compromise their judgment. In addition, it is against Company policy to require that suppliers give up trade with our competitors or procure our services in order to continue their relationship with us. Failure to adhere to this policy could also constitute a violation of antitrust laws.

      FAIR TREATMENT OF OUR COMPETITORS

            It is the Company's policy to compete solely on the merits of our products and services. Accordingly, any false or misleading statements or innuendo about our competitors or their products or services is forbidden. All comparisons of our services with those of our competitors must be accurate and factually supported.

            Officers are strictly forbidden from using any illegal or unethical methods to gather competitive information. This includes the appropriation of business, proprietary or confidential information or attempting to induce disclosure of such information by past or present employees of other companies through misrepresentation or other means. Anyone with any doubt about the legality of information they possess or the means by which it was gathered should consult with the Office of the General Counsel. Officers should treat information about our competitors with sensitivity and discretion. This

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      information should be made available only in the proper context and to employees with a legitimate need to know.

COMPETITION RESTRICTIONS

      In most countries there are laws that govern the ways in which the Company may compete. The purpose of these laws, sometimes known as "competition" or "antitrust" laws, is to prevent interference with a competitive market system. Under these laws, companies or individuals may not enter into formal or informal agreements with other companies or individuals or engage in certain other activities that unreasonably restrict competition. Illegal practices can include, among others, price fixing, allocating clients or territories or unlawfully abusing a dominant market position.

      In contacts with competitors, Officers are generally prohibited from discussing competitively sensitive information, such as pricing policies, contract terms, alternative processes to be proposed to clients, costs, inventories, marketing and product plans, market surveys and other proprietary or confidential information. Such discussions or any collaboration with a competitor about competitively sensitive matters can be illegal. Under certain circumstances, however, Officers are allowed to discuss confidential information with competitors, with the prior approval of the Company's Office of the General Counsel. Officers are required to report promptly to the Company's General Counsel any instance in which a competitor has raised any of these topics or otherwise suggested collaboration with respect to any of them.

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      FAIR TREATMENT OF OUR EMPLOYEES

            The Company recognizes that its employees are its most valuable asset. The Company values the contributions that each of its employees makes and is committed to treating every employee with respect. This includes preserving the confidentiality of employee records, refraining from unwarranted intrusions into employees' privacy and supporting to the greatest extent possible employees' aspirations in the workplace.

AUSTERITY

      It is the Company's policy to operate in an austere, but productive manner, through the efficient use of resources and limiting of useless and superfluous expense.

PROTECTION AND PROPER USE OF COMPANY ASSETS AND OTHER RESOURCES

      The Company's success requires a commitment on the part of all of its Officers and employees to the proper allocation and use of its assets, tangible and intangible. For these purposes, the Company's assets include any equipment, supplies, real estate, tools, inventory, funds, computer systems and equipment, computer software, computer data, vehicles, records or reports, non-public information, intellectual property or other sensitive information or materials and telephone, voice mail or e-mail communications, as well as Company funds in any form. The Officers and employees have a duty to protect the Company's assets from loss, damage, misuse, theft or sabotage, as well as ensuring the efficient use of the Company's assets. The Company's assets are to be used for business purposes only. Management must approve any use of Company assets or services that is not solely for the Company's benefit.

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ACCURATE BOOKS AND RECORDS

      The Company is required by applicable law to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail. It is a violation of the Company's policy, and possibly illegal, for any Officer to cause our books and records to be inaccurate in any way. Officers must never create or participate in the creation of records that are misleading or artificial.

      Officers are expected to cooperate fully with internal and independent auditors. In particular, Officers must strictly respect the following requirements:

            -     ACCESS TO COMPANY ASSETS, TRANSACTIONS ON MANAGEMENT'S
                  AUTHORIZATION

            Access to Company assets is permitted only in accordance with management's general or specific authorization. Transactions must be executed only in accordance with management's general or specific authorizations. Transactions involving the Company must be recorded to permit preparation of the Company's financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability for the Company's assets.

            -     ACCURATE BOOKS AND RECORDS

            All Company books and records must be true and complete. It is strictly forbidden to carry out false or misleading accounting entries, to omit the recording of any liability or to fail to disclose any bank account, as well as to acknowledge non-existing assets for any purpose. The Company shall sanction Officers and employees that engage in any of the aforementioned practices.

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            -     PROPER PAYMENTS

            No Officer may authorize payment of Company funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

            -     APPROPRIATE INTERNAL CONTROLS

            Administrative and accounting controls must be implemented to provide reasonable assurance that the Company is in compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

COMPLETE, ACCURATE AND TIMELY DISCLOSURE

      The Company is a public entity and its shares are listed for trading on one or more exchanges. As a result, the Company is obligated to make disclosures to the public. The Company is committed to full compliance with all requirements applicable to its public disclosures. The Company has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise full, fair, accurate and understandable. All Officers in charge of preparing public disclosures have a responsibility to assure that such disclosures and information are complete, accurate and in compliance with the Company's disclosure controls and procedures.

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DISCRIMINATION OR HARASSMENT

      The Company is committed to providing a work environment that is free from any form of illegal discrimination based on race, ethnic group, gender, beliefs, religion, age, disability or sexual preference. It is our policy to provide equal opportunity to all employees with regard to hiring, pay rates, training and development, promotions and other terms of employment. Employment decisions will comply with all applicable employment laws.

      The Company will not tolerate harassment, including sexual harassment, in any form. This includes verbal or physical conduct that demeans or threatens any employee, creates a hostile work environment, unreasonably interferes with an individual's work performance or otherwise adversely affects an individual's employment.

HEALTH AND SAFETY

      The Company strives to provide its employees with a safe and healthy work environment. All Officers are responsible for helping to achieve this goal by following safety and health rules. Employees must know the safety procedures applicable to their respective work sites and must observe those procedures. The Company strives to take preventative measures to dissuade the consumption of drugs or harmful substances and the consumption of alcoholic beverages in excess by employees and Officers.

ENVIRONMENT

      The Company has made a commitment to clients, shareholders, government authorities and the community to prevent pollution, better the environment and comply with all environmental laws and regulations.

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PAYMENTS TO GOVERNMENT PERSONNEL

      Practices that are considered acceptable in the commercial business environment, such as providing meals, transportation, entertainment, gifts or other things of value, may violate certain local, state, federal or foreign laws when the Company is dealing with governmental agents. The Company's Officers must not give anything of value to governmental officials or employees if this could be interpreted as an attempt to curry favor on behalf of the Company. If there is any uncertainty about permitted interactions with governmental agents, the Company's General Counsel is to be consulted.

      Commercial bribery or payoff of any nature that seeks performance or non-performance is a violation of Company policy and is illegal under federal and state law, as well as under the provisions of the OECD Convention and the laws of the United State. Before making any payment or giving anything of value to any domestic or foreign government official, Officers must consult with the Office of the General Counsel. This includes making any payments through intermediaries, such as sales representatives, advisors or consultants. Any violation of applicable anti-corruption law may result in substantial civil and criminal penalties for both the Company and the individuals involved. It is strictly forbidden to offer any form of bribe, kickback or inducement to any person.

EXEMPTIONS TO THE CODE OF BUSINESS CONDUCT AND ETHICS

      Any request for a waiver or exemption of any standard in this Code must be granted in advance by the Company's General Counsel. Waivers and exemptions involving any of the executive officers or members of the Board of Directors may only be granted by the Board of Directors or the Audit Committee. All waivers and exemptions granted to executive officers or

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directors shall be publicly disclosed to the Company's shareholders. All employees should be aware that the Company generally will not grant such waivers or exemptions and will do so only when doing so is fully justified.

GOVERNMENT INVESTIGATIONS

      The Company will cooperate fully with any governmental investigation. Any Officer who reasonably believes that a government investigation or inquiry may be threatened or under consideration with respect to any of the Company's operations or practices (including any outside such Officer's scope of responsibilities) should so notify the Company's General Counsel and provide the basis for such belief. Routine dealings with the government, such as our tax audits and environmental inspections, are not covered by this standard.

      The Company may not always be able to protect both its own interests and those of Officers, without giving rise to a conflict of interest. In that case, the Officer may need his or her own counsel. Whether the Company can pay for the Officer 's legal expenses will depend on legal or other restrictions and the facts and circumstances of the matter.

AUDITS, INVESTIGATIONS, DISCIPLINARY ACTION

      The Company may conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the General Counsel, will be reported to the Board of Directors or to the Audit Committee and to the relevant authorities. Employees are warned that knowingly false accusations of misconduct will be subject to disciplinary action. All Officers are required to cooperate fully with any internal or external investigation. Officers must also maintain the

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confidentiality of any investigation and related documentation, unless specifically authorized by the Company's General Counsel to disclose such information.

      Appropriate disciplinary penalties for violations of this Code may include reprimands, restitution or even termination of employment. Disciplinary action may also extend to a violator's supervisor insofar as the Company determines that the violation involved the participation of the supervisor or reflected the supervisor's negligence.

      Any individual who takes any action whatsoever in retaliation against any employee who has in good faith raised any question or concern about compliance with this Code will be subject to several sanctions, which may include termination of employment for cause.

      The Company's document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

WHERE TO OBTAIN ADVICE CONCERNING THE CODE

      Officers with questions concerning this Code of Business Conduct and Ethics shall first approach his or her supervisor. The Company's "open door" policy gives Officers and employees the freedom to approach any member of management with ethical questions or concerns without fear of retaliation. All questions, concerns and complaints submitted by Officers and employees in good faith shall be addressed professionally and expeditiously and without any risk of retaliation or sanction of any kind.

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                                 ACKNOWLEDGEMENT

      I acknowledge that I have received, read and understood the Company's Code of Business Conduct and Ethics and that my conduct as an Officer of the Company shall at all times comply with the standards and policies set out in the Code, as well as any other policy of the Company.

                                            Name: ______________________________

                                            Date: ______________________________

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